UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2024

(Commission File Number)	(Exact Name of Registrant as Specified in its Charter) (Address of Principal Executive Offices) (Zip Code) (Telephone Number)	(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1-9516	ICAHN ENTERPRISES L.P. 16690 Collins Ave, PH-1 Sunny Isles Beach, FL 33160 (305) 422-4100	Delaware	13-3398766

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Depositary Units of Icahn Enterprises L.P. Representing Limited Partner Interests	IEP	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

As previously disclosed, on July 10, 2023, Carl Icahn and certain of his affiliates entered into a three-year term loan agreement (the “Loan Agreement”) with certain bank lenders (together, the “Lenders”), which amended and restated previous loan agreements with the Lenders and consolidated all borrowings of Mr. Icahn. On July 2, 2024, Mr. Icahn and his affiliates entered into Amendment No. 1 to the Loan Agreement (“Amendment No. 1”). Neither Icahn Enterprises L.P. (“IEP”) nor any of its subsidiaries is a party to the Loan Agreement, Amendment No. 1, or the previous loan agreements. Among other changes, Amendment No. 1 extends the maturity of the Loan Agreement to July 9, 2027 and correspondingly extends the payment due dates under the Loan Agreement, amends certain covenants, provides for a principal payment of approximately $453 million in connection with the execution of Amendment No. 1, and provides for additional quarterly principal payments of $87.5 million during the additional term of the Loan Agreement. In addition, Amendment No. 1 provides for the pledging by Mr. Icahn of (i) depositary units of IEP owned by Mr. Icahn, bringing the total pledged depositary units under the Loan Agreement to 406,313,986 units, (ii) interests owned by Mr. Icahn in the private investment funds managed by IEP (the “Investment Funds”) for a new total of approximately $981 million pledged interests in the Investment Funds, and (iii) certain other collateral unrelated to IEP or the Investment Funds.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICAHN ENTERPRISES L.P. (Registrant)

	By:	Icahn Enterprises G.P. Inc. its general partner

Date: July 5, 2024		By:	/s/ Ted Papapostolou
Ted Papapostolou
Chief Financial Officer